UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2015

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)           On September 17, 2015, the Board of Directors (the “Board”) of ICF International, Inc. (the “Company”) increased the size of the Company’s Board from seven (7) to eight (8) members and appointed Sanjay Gupta to the Board. Mr. Gupta shall serve as a Class I director to serve until the Company’s annual meeting of stockholders in 2016, subject to his prior death, resignation or removal from office as provided by law. Mr. Gupta has been designated a member of the Audit Committee of the Board.

Mr. Gupta is currently an executive with Allstate Corporation (NYSE: ALL) (“Allstate”). Allstate is the largest publicly held personal lines insurer in the United States. Since January 2013, he has served as the Executive Vice President of Marketing, Innovation, and Corporate Relations for Allstate. From 2008 to 2012, he served as the Chief Marketing Officer of Ally Financial Services (previously GMAC, Inc.). From 2001 to 2008, he served as Senior Vice President for Bank of America Corporation, and from 1999 to 2001, he served as Chief Marketing Officer of SciQuest.com, Inc. Mr. Gupta received his B.A. in Electrical Engineering from the University of Mumbai, and his M.B.A. from the University of Texas at Austin.

There is no arrangement or understanding between Mr. Gupta and any other person pursuant to which he was appointed as a director of the Company. In connection with his service, Mr. Gupta will receive the Company’s standard director’s compensation package for 2015 received by the Company's current non-employee directors, as discussed in the Company's Proxy Statement filed on April 24, 2015, prorated for the time he serves during 2015. Mr. Gupta does not have any other current or proposed material arrangements or transactions with related persons to be disclosed pursuant to Item 404(a) of Regulation S-K.

The press release containing this announcement is filed as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1	Press Release dated September 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc

Date: September 17, 2015	By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chief Executive Officer